MACKENZIE PARTNERS, INC.


                                  [LETTERHEAD]


FOR IMMEDIATE RELEASE

Contact:  Mark Harnett
          MacKenzie Partners, Inc.
          (212) 929-5877


                ROTECH MEDICAL CORPORATION EXTENDS TENDER OFFER
                 FOR 5 3/4% CONVERTIBLE SUBORDINATED DEBENTURES


          New York, New York - (December 5, 1997)-RoTech Medical Corporation, a wholly owned subsidiary of Integrated Health Services, Inc. (NYSE: IHS) announced today that it has extended its offer to purchase at the Repurchase Price (as defined in the Change of Control Notice and Offer to Purchase dated November 5, 1997) any and all of its outstanding 5 1/4% Convertible Subordinated Debentures due 2003 until 5:00 p.m., New York City time, on Friday, December 5, 1997, unless further extended in the manner described in the Change of Control Notice and Offer to Purchase dated November 5, 1997. The offer had been scheduled to expire at 5:00 p.m., New York City time, on Thursday, December 4, 1997. Through such date, including Guarantees of Delivery, approximately $106,691,000 aggregate principle amount or more than 96% of the Debentures had been validly tendered and not withdrawn.

          Rotech Medical Corporation became a wholly owned subsidiary of Integrated Health Services, Inc., as a result of a merger which occurred on October 21, 1997.

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